Exhibit 99.3

     ADVANCED ACCESSORY SYSTEMS AND AAS CAPITAL ANNOUNCE INCREASE OF CONSENT PAYMENT FOR 10 3/4% SENIOR NOTES AND ADVANCED ACCESSORY HOLDINGS ANNOUNCES
  EXECUTION OF SUPPLEMENTAL INDENTURE RELATING TO 13 1/4% SENIOR DISCOUNT NOTES

     STERLING HEIGHTS, MICH., June 19, 2006 - Advanced Accessory Systems, LLC ("AAS") and AAS Capital Corporation ("AAS Capital") today announced that they have amended their previously announced cash tender offer (the "Senior Notes Tender Offer") to increase the Consent Payment (as defined in the Offer to Purchase and Consent Solicitation Statement of AAS and AAS Capital) from an amount equal to 5% of the principal amount of their 10 3/4% Senior Notes due 2011 (the "Senior Notes") to an amount equal to 6 3/4% of the principal amount of the Senior Notes. The Senior Notes Tender Offer provides for the offer to purchase any and all of the Senior Notes for 96% of the principal amount of the Senior Notes plus accrued and unpaid interest and solicitation of consents ("Consents") to certain proposed amendments to the indenture governing the Senior Notes. In connection with the Consent Payment increase, the Consent Payment Deadline for the Senior Notes has been extended to 5:00 p.m., New York City time, on June 30, 2006, unless otherwise extended or terminated by AAS and AAS Capital. As a result of the extension, holders of Senior Notes who tender their Senior Notes prior to the new Consent Payment Deadline will receive the new Consent Payment. Holders who have previously tendered their Senior Notes do not need to re-tender their Senior Notes or take any other action in order to receive the increased Consent Payment.

AAS and AAS Capital have also amended the terms of the Senior Notes Tender Offer such that Senior Notes may be validly withdrawn and Consents may be validly revoked at any time on or prior to the earlier of (i) the new Consent Payment Deadline and (ii) 5:00 p.m., New York City time, on the next business day following the date on which AAS and AAS Capital issue a press release announcing that they have obtained the Consents of at least a majority in aggregate principal amount of the Senior Notes that are not owned by AAS, AAS Capital or any of their affiliates (such earlier time, the "Withdrawal Deadline"), in each case by following the procedures described in the Offer to Purchase and Consent Solicitation Statement of AAS and AAS Capital under the caption "Withdrawal and Revocation Rights" as if the term "Consent Payment Deadline" had been replaced with the term "Withdrawal Deadline." A valid withdrawal of tendered Senior Notes on or prior to the Withdrawal Deadline shall be deemed a valid revocation of the related Consent.

Concurrently, Advanced Accessory Holdings Corporation ("Holdings" and together with AAS and AAS Capital, the "Companies") announced today that the supplemental indenture (the "Supplemental Indenture") providing for certain amendments (the "Amendments") to the indenture (the "Indenture") governing its 13 1/4% Senior Discount Notes due 2011 (the "Discount Notes") has been executed by Holdings and the trustee under the Indenture. The execution of the Supplemental Indenture followed Holdings' earlier announcements that consents to the Supplemental Indenture by holders of a majority of outstanding Discount Notes not held by the Companies or their affiliates had been obtained by the Consent Payment Deadline (as defined in the Offer to Purchase and Consent Solicitation Statement of Holdings). Although the Supplemental Indenture became effective when it was executed by Holdings and the trustee, the Amendments will not become operative until the opening of business on the day that Holdings pays for tendered Discount Notes. If the Amendments become operative, then they will be effective as of today.

Except for the increase of the Consent Payment for the Senior Notes and the revisions to the Consent Payment Deadline and Withdrawal Deadline for the Senior Notes, all as described above, the Offer to Purchase and Consent Solicitation Statements of the Companies remain in full force and effect.

The obligation of AAS, AAS Capital and Holdings to accept for payment and purchase notes that are tendered, and pay for the related consents in each of the tender offers is conditioned on, among other things, consents to the proposed amendments to the respective indentures from the holders of at least a majority in principal amount of the Senior Notes and the completion of the Thule acquisition of certain of AAS's assets and businesses. If the tender offer for the Senior Notes fails, then the conditions to the Thule acquisition will fail and, therefore, even though requisite consents for the tender offer for the Discount Notes have been received and not withdrawn and the Supplemental Indenture has been executed, the purchase of the Discount Notes in the tender offer for the Discount Notes will not be consummated unless the relevant conditions to that tender offer are waived.

The tender offers and consent solicitations are made solely on the terms and subject to the conditions set forth in the respective Offer to Purchase and Consent Solicitation Statements of the Companies. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Senior Notes or the Discount Notes. It also is not a solicitation of consents to the proposed amendments to either of the indentures governing the Senior Notes and Discounts Notes, respectively.